Exhibit 10.5

Keystone Stable Strategic Income OFC

翹石穩健策略收益開放式基金型公司

(a Hong Kong private umbrella open-ended fund company with limited liability and segregated liability between sub-funds)

(the Company)

for and on behalf of the Sub-Fund(s) as listed in Schedule 1

and

Keystone Capital Limited

翹石資本有限公司

(the Investment Manager)

INVESTMENT MANAGEMENT AGREEMENT

Contents

1	DEFINITIONS AND INTERPRETATION	1
2	REGULATORY STATUS	3
3	APPOINTMENT OF INVESTMENT MANAGER	4
4	DUTIES AND POWERS OF THE IVESTMENT MANAGER	4
5	COMPLIANCE WITH INVESTMENT RESTRICTIONS	5
6	AUTHORITY TO GIVE INSTRUCTIONS	6
7	DELEGATION	6
8	VOTING	6
9	OTHER TERMS APPLICABLE TO THE PROVISION OF SERVICES	6
10	STANDARD OF CARE	7
11	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
12	REPRESENTATIONS AND WARRANTIES OF THE INVESTMENT MANAGER	7
13	OBLIGATIONS OF THE COMPANY	8
14	COMPLIANCE WITH INSTRUCTIONS	8
15	ANTI-MONEY LAUNDERING, ANTI-BRIBERY AND ANTI-CORRUPTION	8
16	DATA PROTECTION LEGISLATION	9
17	FEES AND EXPENSES	9
18	LIMITATION OF LIABILITY AND INDEMNITY	10
19	CONFLICTS OF INTEREST	11
20	MARKET RULES	12
21	TERMINATION	12
22	SOFT DOLLARS AND CASH REBATES	14
23	CONFIDENTIALITY	14
24	LIMITED RECOURSE	15
25	NO LICENCE OF INTELLECTUAL PROPERTY	16
26	RESERVATION OF RIGHTS	16
27	NO PARTNERSHIP	16
28	ASSIGNMENT	17
29	ENTIRE AGREEMENT	17
30	FURTHER ASSURANCE	17
31	AMENDMENTS	17
32	SEVERABILITY	17
33	NOTICES	18
34	FORCE MAJEURE	18
35	COUNTERPARTS	19
36	THIRD PARTY RIGHTS	19
37	GOVERNING LAW AND JURISDICTION	19
EXECUTION		20
SCHEDULE 1: DESIGNATED SUB-FUND(S)		21
SCHEDULE 2: FEES PAYABLE TO THE INVESTMENT MANAGER		22
SCHEDULE 3: ADDRESS FOR SERVICE OF NOTICE		23
SCHEDULE 4: DATA PROTECTION PROVISIONS		24

i

THIS AGREEMENT is made on 17"‘day of April 2024.

BETWEEN

1.	Keystone Stable Strategic Income OFC 翹石穩健策略收益開放式基金型公司, a private umbrella open-ended fund company incorporated with limited liability and segregated liability between sub-funds under the laws of Hong Kong whose registered office is at Flat 02-3A, 19/F., FWD Financial Centre, 308 Des Voeux Road Central, Hong Kong (the ”Company”), acting on behalf of the Sub-Fund(s) as listed in Schedule 1 hereto (as amended, varied, supplemented in writing from time to time); and

2.	Keystone Capital Limited 翹石資本有限公司, a company incorporated under the laws of Hong Kong whose registered office is at Flat 02-3A, 19/F., FWD Financial Centre, 308 Des Voeux Road Central, Hong Kong (the "Investment Manager”).

RECITALS

A.	The Company is an open-ended investment fund established as an open-ended fund company with limited liability and segregated liability between sub-funds under the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

B.	The Company wishes to appoint the Investment Manager to perform the services set out in this Agreement and the Investment Manager is willing to perform such services on the terms and conditions contained in this Agreement.

AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires:

Agreement means and includes this agreement as originally executed and such modification, amendment, addition or supplement from time to time to be agreed between the parties hereto.

Associate has the meaning given to it in the SFO.

Authorised Officer means any person from time to time designated by the Directors as authorised to instruct the Investment Manager.

Business Day means any day (excluding Saturdays, Sundays, public holidays and days on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between the hours of 9:00 a.m. and 5:00 p.m.) on which licensed banks are open for general business in Hong Kong.

Designated Sub-Fund means the Sub-Fund designated by the Company to be managed by the Investment Manager pursuant to this Agreement; the details of the Designated Sub-Fund(s) are set out in Schedule 1 (as amended, varied, supplemented in writing from time to time).

Class means a particular class of Shares as described in the Memorandum.

Custodian means Bank of Communications Trustee Limited or such other person for the time being duly appointed custodian by the Company in succession to whom all the Managed Assets of the Company and/or Sub-Fund is entrusted for safe keeping.

Directors means the directors of the Company.

Gross Negligence means, in relation to any person, a standard of conduct beyond negligence whereby that person acts with reckless disregard for the consequences of his or her action or inaction.

Instrument means the instrument of incorporation of the Company as amended and/or restated from time to time.

Investment Objective means the investment objective of the Designated Sub-Fund, as described in the Memorandum or as otherwise stipulated by the Directors from time to time, provided that for the purposes of this Agreement any amendment to such investment objective shall not be effective until the Investment Manager has been notified in writing of the amendment by the Company.

Investment Restrictions means the investment restrictions of the Designated Sub-Fund, if any, as described in the Memorandum or as otherwise stipulated by the Directors from time to time, provided that for the purposes of this Agreement any amendment to such investment restrictions shall not be effective until the Investment Manager has been notified in writing of the amendment by the Company.

Investment means any investment or other asset of any description, including cash, the acquisition of which is not prohibited by the Instrument or the Memorandum.

Laws and Regulations means the SFO and such other rules, codes and guidelines issued by the SFC from time to time relating to the management and operation of private open-ended fund companies, including the OFC Rules, the OFC Code and the Fund Manager Code of Conduct issued by the SFC, each as amended, added to or replaced from time to time.

Managed Assets means all the assets and Investments of the Designated Sub-Fund at any time under the management of the Investment Manager pursuant to this Agreement, including, for the avoidance of doubt, any uninvested cash.

Memorandum means the private placement memorandum relating to the Company and the supplement relating to the Designated Sub-Fund and the offering of Shares, each as amended or supplemented from time to time, provided that for the purposes of this Agreement no amendment or supplement shall be effective unless the Investment Manager has consented to such amendment or supplement.

Net Asset Value means, in relation to any Class under any Sub-Fund, the net asset value of that Class, determined in accordance with the Instrument and the Memorandum.

OFC Code means the Code on Open-Ended Fund Companies issued by the SFC, as amended from time to time and supplemented by published guidelines or other guidance issued by the SFC.

OFC Rules means the Securities and Futures (Open-ended Fund Companies) Rules (Cap. 571AQ), as amended from time to time.

PDPO means the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong).

SFC means the Securities and Futures Commission of Hong Kong.

SFO means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

Share means a participating redeemable share in the capital of the Company attributable to the Designated Sub-Fund.

Shareholder means a person for the time being registered as a holder of one or more Shares.

Sub-Fund(s) means a sub-fund of assets and liabilities of the Company held within or on behalf of such sub-fund of the Company for the time being and from time to time in accordance with the Instrument.

Valuation Day means, in relation to any Class, any day on which the Net Asset Value of such Class is determined in accordance with the Instrument and the Memorandum.

1.2 Unless the context otherwise requires, in this Agreement:

(a)	the singular includes the plural and vice versa;

(b)	words importing the masculine gender only include the feminine gender;

(c)	any reference to a law of Hong Kong is a reference to the most recent revision of such law and includes any modification or re-enactment thereof for the time being in force;

(d)	any phrase introduced by the terms "including", "include", ‘in particular“ or any similar expression shall be construed as illustrative and shall not limit the sense and meaning of the words preceding those terms;

(e)	a person includes all legal persons and natural persons and a legal person includes all forms of corporate entity and any other person having capacity to act in its own name created by or in accordance with the laws or regulations of any jurisdiction;

(f)	headings are included for convenience only and shall not affect the construction of this Agreement;

(g)	any reference to a Clause or a Schedule is, unless the context otherwise requires, a reference to a clause of, or a schedule to, this Agreement; and

(h)	words and expressions not defined in this Agreement shall have the meanings given to them in the Memorandum.

2.	REGULATORY STATUS

2.1	The Investment Manager is licensed by the SFC pursuant to the SFO to carry on Type 4 (advising on securities) and Type 9 (asset management) regulated activity with CE Number BGQ802. Accordingly, it is able to provide management and advisory services to the Company pursuant to this Agreement. The Investment Manager shall notify the Company immediately if this ceases to be the case.

2.2	For the avoidance of doubt, the Company acknowledges and the parties hereto confirm that, to the extent that the Company wishes to delegate any function which may constitute a "regulated activity" for which the Investment Manager is not licensed by the SFC to conduct under the SFO to the Investment Manager, the Investment Manager will not be carrying out such regulated activities and its responsibilities and obligations in this respect are limited to instructing an appropriately licensed entity to perform such services. In such event, the Investment Manager shall notify the Company as soon as possible.

2.3	The Company confirms that it falls within the definition of "professional investor" set out in Part 1 of Schedule I to the SFO.

2.4	The Company consents to being treated as a professional investor and acknowledges and confirms that the Investment Manager has explained both the consequences of being treated as a professional investor and its right to withdraw from such treatment.

3.	APPOINTMENT OF INVESTMENT MANAGER

3.1	The Company, on behalf of the Designated Sub-Fund, appoints the Investment Manager to act, on a non-exclusive basis, as investment manager of the Designated Sub-Fund, in accordance with the terms of this Agreement, with effect from the date of this Agreement. The Investment Manager accepts such appointment and agrees to assume the obligations set out in this Agreement.

3.2	Except as expressly provided in this Agreement, or as the Investment Manager may be otherwise authorised, the Investment Manager has no authority to act for or represent the Company and the Investment Manager shall not be deemed an agent of the Company.

4.	DUTIES AND POWERS OF THE INVESTMENT MANAGER

4.1	The Investment Manager shall, subject to the overall control and supervision of the Directors, (a) manage and invest the Managed Assets on a discretionary basis in pursuit of the Investment Objective and subject to the Investment Restrictions; and (b) perform the investment management functions for and on behalf of the OFC and/or the Designated Sub-Fund, subject to and in accordance with the Instrument and the Memorandum, including without limitation with respect to the valuation of Managed Assets, and pricing and redemption of Shares.

4.2	Subject to the Investment Restrictions, the Investment Manager shall have complete discretion, for the account of the Designated Sub-Fund, and as agent of, the Company (and without prior reference to the Company) to:

(a)	buy, purchase, acquire, sell (including short sales), retain, convert, execute, exchange or otherwise deal in Investments;

(b)	borrow securities, make deposits, subscribe to issues and offers for sale of, and accept placings, underwritings and sub-underwritings, of any Investments;

(c)	effect transactions whether or not on any recognised market or exchange and whether or not frequently traded on any such market or exchange (including derivatives transactions, securities lending transactions and repurchase and reverse repurchase transactions);

(d)	negotiate, settle and execute on behalf of the Company, account opening and any other documentation required to be so negotiated, settled or executed in connection with the execution of transactions in relation to the Managed Assets by the Investment Manager; and

(e)	otherwise act as the Investment Manager judges appropriate in relation to the management and investment of the Managed Assets.

4.3	The Investment Manager shall, without prejudice to the generality of the foregoing, also provide the following services:

(a)	analysis of the progress of all Investments and other assets comprising the Managed Assets;

(b)	preparation of material for inclusion in reports of the Company whenever the Directors shall reasonably require such material;

(c)	keeping or causing to be kept such books, records and statements as shall be necessary to give a complete record of all transactions which the Investment Manager carries out forthe account of the Designated Sub-Fund, which the Directors and persons authorised in writing by the Directors shall be entitled to inspect at all reasonable times; and

(d)	if required by the Directors, negotiation of borrowing arrangements and, if authorised by the Directors, implementation of such arrangements.

4.4	Without limiting the generality of Clause 4.3(d) the Investment Manager is authorised to borrow money on behalf of the Company, for the account of the Designated Sub-Fund, under arrangements established by the Company from time to time.

4.5	If the Investment Manager acquires or disposes of any Investments which will or may give rise to any obligations of disclosure imposed on the Company by any applicable legislation, the Investment Manager shall notify the Company as soon as possible of the obligation of disclosure and the transaction giving rise to such obligation.

5.	COMPLIANCE WITH INVESTMENT RESTRICTIONS

5.1	The Company agrees that the Investment Restrictions shall not be deemed to have been breached if they are exceeded as a result of any appreciation or depreciation in value, changes in exchange rates or by reason of the receipt of any right, bonus or benefit in the nature of capital or of any scheme or arrangement for amalgamation, reconstruction or exchange or by reason of any other action affecting every holder of the relevant investment. The Investment Manager agrees that if any Investment Restrictions are exceeded as a result of such market forces or movements or otherwise, the Investment Manager shall:

(a)	notify the Directors as soon as practicable;

(b)	not acquire or dispose of, as the case may be, any further Investments for the account of the Designated Sub-Fund which at the date of such acquisition or disposal would result in any restrictions being further exceeded; and

(c)	provided that the Investment Manager shall always be entitled to acquire or dispose of Investments for the account of the Designated Sub-Fund with a view to remedying any such excess.

5.2	In the event that any of the Investment Restrictions are breached, the Investment Manager will take such steps as it considers appropriate to rectify the breach, taking due account of the interests of the Shareholders, but shall not be under any further liability in respect of the breach.

6.	AUTHORITY TO GIVE INSTRUCTIONS

6.1	The Investment Manager is authorised to give any prime broker and any brokers, dealers or counterparties, any instructions on behalf of the Company in respect of the Designated Sub-Fund which may be necessary or desirable for the proper performance by the Investment Manager of its duties under this Agreement and the Company agrees to confirm such authority to such parties on request.

7.	DELEGATION

7.1	The Investment Manager may delegate any of its functions, powers and duties under this Agreement to any person and, in connection with such delegation, may provide information about the Company, the Designated Sub-Fund and the Managed Assets to any such person. The Investment Manager shall exercise due skill, care and diligence in the selection and appointment of, and shall remain liable for the acts or omissions of any person to whom it has delegated any of its functions, powers and duties. Except to the extent otherwise agreed with the Company, the Investment Manager shalt be responsible for the costs associated with any such delegation including any fees and expenses of the delegate.

7.2	The Investment Manager may engage agents to perform, or advise in relation to the performance by it of, any of the services required to be performed or provided by it under this Agreement. The Investment Manager may provide information about the Company, the Designated Sub-Fund and the Managed Assets to any such agent in connection with such engagement. The Investment Manager shall exercise due skill, care and diligence in selection and appointment of, but shall not be liable for the acts or omissions of, any such agent. Except to the extent otherwise agreed with the Company, the Investment Manager shall be responsible for the fees and expenses of any such agent.

8.	VOTING

8.1	The Investment Manager shall exercise, or refrain from the exercise of, any voting or other rights attaching to the Investments comprised in the Managed Assets as the Investment Manager shall in its absolute discretion think fit, subject to any instructions given to the Investment Manager by the Directors.

9.	OTHER TERMS APPLICABLE TO THE PROVISION OF SERVICES

9.1	The Investment Manager will not hold client money. The Investment Manager will not hold or have possession of any Investments or other assets of the Designated Sub-Fund. Money, Investments and other assets comprising the Managed Assets shall be held in accordance with the custody arrangements agreed with the Custodian or banks or brokers and dealers, approved and appointed by the Company, on behalf of the Designated Sub-Fund, and on terms agreed by the Company, on behalf of the Designated Sub-Fund.

9.2	The Investment Manager may aggregate transactions in Investments for the account of the Designated Sub-Fund with those for the account of other customers. The Company acknowledges that aggregation may on some occasions operate to the disadvantage of the Designated Sub-Fund.

9.3	The Investment Manager is not required to give the Company written confirmations of the transactions executed by it for the account of the Designated Sub-Fund.

10.	STANDARD OF CARE

10.1	In the exercise of any powers, discretions or obligations granted to the Investment Manager or agreed to by the Investment Manager under this Agreement, the Investment Manager shall exercise due skill, care and diligence and shall owe duties in accordance with this Agreement and pursuant to the Laws and Regulations (including its obligations under the OFC Code) to the Company and the Shareholders.

10.2	The Investment Manager in exercising its duties and powers under this Agreement in relation to the Company and/or any Designated Sub-Fund shall at all times comply with the Laws and Regulations and shall act at all times in compliance with and in a manner consistent with the Laws and Regulations (including its obligations under OFC Code) (as may be modified by any applicable waivers or exemptions granted by the SFC).

10.3	The Investment Manager shall in the performance of its duties under the Instrument and this Agreement at all times comply with the applicable provisions of the Laws and Regulations and shall act at all times in compliance with and in a manner consistent with the Laws and Regulations (as may be modified by any applicable waivers or exemptions granted by the SFC).

11.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

11.1	The Company represents and warrants to the Investment Manager that:

(a)	it is duly incorporated and validly existing under the laws of its place of incorporation;

(b)	it is duly empowered and authorised to execute, deliver and perform its obligations under this Agreement and to give effect to the transactions contemplated by this Agreement;

(c)	this Agreement is binding upon it and enforceable in accordance with its terms; and

(d)	it has complied with and will continue to comply with all laws, rules, regulations and governmental orders by which it is bound or to which it is subject in connection with the execution and performance of this Agreement in all material respects.

11.2	The Company represents and warrants to the Investment Manager that all of the Managed Assets will be owned by the Company or any wholly-owned subsidiary of the Company, free of lien and encumbrance and no other person shall have any interest in any of the Managed Assets save as otherwise provided in this Agreement or in the agreement appointing any prime broker or in the agreement appointing any Custodian (copies of which have been or shall be provided to the Investment Manager) or as notified by the Directors from time to time.

12.	REPRESENTATIONS AND WARRANTIES OF THE INVESTMENT MANAGER

12.1	The Investment Manager represents and warrants to the Company that

(a)	it is duly incorporated and validly existing under the laws of its place of incorporation;

(b)	it is licensed to carry out Type 4 (advising on securities) and Type 9 (asset management) regulated activities under the SFO and such license is valid and effective during the term of this Agreement;

(c)	it is duly empowered and authorised to execute, deliver and perform its obligations under this Agreement and to give effect to the transactions contemplated by this Agreement;

(d)	this Agreement is binding upon it and enforceable in accordance with its terms;

(e)	it has complied with and will continue to comply with all laws, rules, regulations and governmental orders by which it is bound or to which it is subject in connection with the execution and performance of this Agreement in all material respects; and

(f)	there is no litigation, investigation or other proceeding pending or, to its knowledge, threatened against it or its members which, if adversely determined, would materially impair its ability to carry out its obligations under this Agreement.

13.	OBLIGATIONS OF THE COMPANY

13.1	The Company shall supply, or procure the supply to the Investment Manager of, a copy of the Instrument, the Memorandum and such other information as the Investment Manager shall reasonably require to enable it to perform its duties under this Agreement.

13.2	The Company undertakes to notify the Investment Manager, as soon as reasonably practicable of any material changes to the information contained in this Agreement relating to the Company.

14.	COMPLIANCE WITH INSTRUCTIONS

14.1	In carrying out its duties under this Agreement the Investment Manager shall comply with all instructions of the Company to the extent that such instructions are not in violation or inconsistent with applicable law or regulations or the terms of this Agreement. Such instructions may be given by letter signed by an Authorised Officer, by electronic mail provided that electronic mail instructions are receipt acknowledged or by telephone provided that telephone instructions are confirmed in writing.

14.2	The Investment Manager undertakes to notify the Company as soon as reasonably practicable of any material changes to the information contained in this Agreement relating to the Investment Manager.

15.	ANTI-MONEY LAUNDERING, ANTI-BRIBERY AND ANTI-CORRUPTION

15.1	The Investment Manager acknowledges that the Company seeks to comply with all applicable laws concerning money laundering, organized crime, terror financing, bribery, corruption and related activities (“Anti-Money Laundering Laws”) including, without limitation, the Fund Manager Code of Conduct, the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission, the Management, Supervision and Internal Control Guidelines for Persons Licensed by or Registered with the Securities and Futures Commission, the Guideline on Anti-Money Laundering and Counter-Financing of Terrorism (For Licensed Corporations) and the Guideline on Anti-Money Laundering and Counter Financing of Terrorism (For Authorized Institutions).

15.2	The Investment Manager hereby agrees: (i) to comply with all applicable Anti-Money Laundering Laws; (ii) not to engage in any activity, practice or conduct which would constitute an offence under such Anti-Money Laundering Laws; (iii) to comply with the Company's internal policies and procedures as they relate to the Anti-Money Laundering Laws (collectively, "Relevant Policies"); (iv) not do, or omit to do, any act that will cause or lead the Company to be in breach of any of the Anti-Money Laundering Laws or the Relevant Policies; and (v) to have and maintain in place throughout the term of this Agreement its own policies and procedures to ensure compliance with all applicable Anti-Money Laundering Laws and the Relevant Policies, and to enforce them where appropriate.

16.	DATA PROTECTION LEGISLATION

16.1	The Company is subject to the requirements of the PDPO which regulates the receipt, processing, retention and destruction of personal data by Hong Kong entities. The Company and the Investment Manager agree to comply with the provisions under Schedule 4 to this Agreement (the "Data Protection Provisions") which are incorporated herein. For the avoidance of doubt, in providing the services and otherwise fulfilling its obligations under this Agreement, the Investment Manager may from time to time be required to process information which: (i) constitutes ‘personal data’ as defined in section 2 of the PDPO, and (ii) is disclosed to or otherwise made available to the Investment Manager by or on behalf of the Company. The Investment Manager acknowledges and agrees that: (a) where the Investment Manager is acting in the capacity of ‘data user’ it shall comply with its obligations under applicable laws, (b) where the Investment Manager is acting in the capacity of ‘data processor’ for the Company, it shall only process personal data for the purposes set out in this Agreement and shall take appropriate measures to ensure the security of personal data which it processes pursuant to this Agreement.

17.	FEES AND EXPENSES

17.1	In consideration of, and as compensation for, its services to the Company under this Agreement the Company shall pay the Investment Manager, out of the assets of the Designated Sub-Fund, the fees set out in Schedule 2.

17.2	The Company shall reimburse the Investment Manager, out of the assets of the Designated Sub-Fund, for all out-of-pocket costs and expenses suffered or incurred by the Investment Manager (or by any delegate or agent appointed by it pursuant to Clause 7) in the performance of its duties and obligations under this Agreement, including any expenses incurred in relation to the establishment of the Company, the Designated Sub-Fund and the initial offering of Shares.

17.3	If the determination of the Net Asset Value is suspended pursuant to the terms of the Instrument and the Memorandum, any fees determined by reference to the Net Asset Value on a Valuation Day falling within the period of suspension shall be calculated by reference to the Net Asset Value on any substitute Valuation Day agreed by the Company and the Investment Manager or, if no substitute Valuation Day is agreed, by reference to the Net Asset Value on the Valuation Day immediately preceding such suspension.

17.4	Unless otherwise agreed with the Company, the Investment Manager shall be responsible for:

(a)	the costs and expenses incurred by it in performing its duties and obligations under this Agreement (including costs and expenses relating to office space, utilities, ' furnishings, equipment and personnel); and

(b)	the fees and expenses of any delegate or agent appointed by it pursuant to Clause 7 but shall not be responsible for the fees of any prime broker or any brokers, dealers or Custodian.

18.	LIMITATION OF LIABILITY AND INDEMNITY

18.1	Subject to Clause 18.5, neither the Investment Manager nor any of its directors, officers, employees or shareholders (each an "Indemnified Person”) shall be liable for any loss or damage arising directly or indirectly out of or in connection with the performance by the Investment Manager of its duties and obligations under this Agreement unless such loss or damage is due to the Gross Negligence, wilful default or fraud of the Investment Manager or the Indemnified Person.

18.2	Without prejudice to the generality of Clause 18.1 and subject to Clause 18.5, neither the Investment Manager nor any Indemnified Person shall be liable:

(a)	for any loss or damage arising out of or in connection with any act or omission of any person, firm or company through whom transactions in Investments are effected for the account of the Designated Sub-Fund, including any party having custody or possession of the assets of the Designated Sub-Fund from time to time, or of any clearance or settlement system; or

(b)	for any special, indirect or consequential damages, or for lost profits or loss of business, arising out of or in connection with any action taken, or omitted to be taken, in the performance or non-performance by the Investment Manager of its duties and obligations, or the exercise of its powers, under this Agreement.

18.3	Subject to Clause 18.5, the Company, out of the assets of the Designated Sub-Fund, shall indemnify and keep indemnified the Investment Manager, acting for itself and as trustee for each Indemnified Person, from and against any and all liabilities, actions, proceedings, claims, demands, costs, damages and expenses (each a “Loss”) which may be incurred by or asserted against the Investment Manager or any Indemnified Person in connection with the performance of any duty or obligation under this Agreement.

18.4	The Company shall, at the request of the Investment Manager, advance to any Indemnified Person reasonable legal fees, costs and expenses incurred by an Indemnified Person in defending any proceedings brought against such Indemnified Person in connection with this Agreement. The Investment Manager undertakes to reimburse the Company for such fees, costs and expenses to the extent that it is determined that, pursuant to Clause 18.5, the Indemnified Person is not entitled to indemnification under this Agreement.

18.5	Nothing in this Agreement shall:

(a)	exclude, diminish, exempt or restrict any duty or liability to the Company or the Shareholders which the Investment Manager may have under applicable law or the Laws and Regulations; or

(b)	require the Investment Manager be indemnified against such liability by the Shareholders or at the Shareholders’ expense; or

(c)	require the Company to indemnify any Indemnified Person for any loss that is held by a court of competent jurisdiction to be due to the Gross Negligence, wilful default or fraud of the person seeking to rely on this indemnity.

19.	CONFLICTS OF INTEREST

19.1	The services of the Investment Manager under this Agreement are not to be deemed exclusive. The Company acknowledges that:

(a)	the Investment Manager and its Associates may from time to time act as manager, investment manager, investment adviser or distributor in relation to, or be otherwise involved in, investment funds other than the Company which have similar objectives to that of the Designated Sub-Fund; and

(b)	it is possible that the Investment Manager and/or its Associates may, in the course of their business, have potential conflicts of interest with the Company.

19.2	In the event of any actual or potential conflict of interest, the Investment Manager shall, at all times, have regard to its obligations in respect ofthe Company and shall take reasonable steps and appropriate safeguards and measures to ensure that any such conflict is dealt with in a fair and equitable manner, and any material interest or conflict should properly be disclosed to the Company.

19.3	The Investment Manager and its Associates may invest in, directly or indirectly, or manage or advise other investment funds or accounts which invest in assets which may also be purchased or sold by the Company. Neither the Investment Manager nor any of its Associates shall be under any obligation to account to the Company in respect of (or share with the Company or inform the Company of) any such transaction or any benefit received by any of them from any such transaction.

19.4	The Investment Manager shall not, and shall procure that its Associates shall not, deal with the Company (whether as principal or as agent for a third party) unless such dealings are carried out as if effected on normal commercial terms negotiated at an arm's length basis.

19.5	The Investment Manager and its Associates may, without prior reference to the Company, buy, hold and deal in any Investments upon its individual account notwithstanding that similar Investments may be held by or for the account of the Company.

19.6	Nothing contained in this Agreement shall prevent the Investment Manager or any of its Associates from:

(a)	contracting or entering into any financial or other transaction with any Shareholder or with any company or body corporate, any of whose shares or securities are held by or for the account of the Company or from being interested in any such contract or transaction; or

(b)	investing in the Company through the direct or indirect acquisition of Shares.

19.7	The parties acknowledge that:

(a)	directors, officers and shareholders of the Company are or may be interested in the Investment Manager as directors, officers, shareholders, employees or otherwise, and that directors, officers, employees and shareholders of the Investment Manager and its Associates are or may be interested in the Company as directors, officers, shareholders or otherwise;

(b)	no person so interested shall be liable to account for any benefit to the other parties by reason solely of such interest; and

(c)	the services being supplied by the Investment Manager or any of its Associates to the Company under this Agreement or otherwise may, at the option of the Investment Manager or Associate, be supplied through directors, officers, shareholders or employees who are so interested.

20.	MARKET RULES

20.1	All transactions in Investments shall be subject to the rules and customs of the exchange or market and/or any clearing house through which the transactions are executed (if any), so far as they are applicable, and to any applicable laws and regulations. If there is any conflict between this Agreement and any such rules and customs or applicable laws and regulations, the latter shall prevail.

21.	TERMINATION

21.1	Restrictions on Termination

Subject to the provisions of Clauses 21.3, 21.4 and 21.5,

(a)	the Investment Manager may not retire as investment manager of the Company except upon the appointment of a replacement investment manager; and

(b)	any retirement of the Investment Manager as the investment manager of the Company shall take effect at the same time as the replacement investment manager takes up office.

21.2	Subject to the provisions of this Clause 21, this Agreement shall continue and remain in force unless and until terminated by either party giving to the other party not less than 90 days’ written notice.

21.3	This Agreement may be terminated immediately by either party (the notifying party) giving written notice to the other party, if the other party:

(a)	commits any material breach of its obligations under this Agreement and if such breach is capable of being made good, fails to make good such breach within 30 days of receipt of written notice from the notifying party requiring it to do so; or

(b)	is liquidated or dissolved (except a voluntary liquidation or a voluntary dissolution for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the notifying party) or is unable to pay its debts as they fall due or commits any act of bankruptcy under the laws of any jurisdiction to which that party may be subject or if a receiver is appointed over any of its assets.

21.4	The Investment Manager may terminate this Agreement immediately, by giving written notice to the Company, if the Investment Manager ceases to be able to fulfil its obligations or perform its duties under this Agreement due to any change of law or regulation.

21.5	This Agreement will terminate automatically on (whichever the earliest):

(a)	the date on which (i) the Investment Manager ceases to hold a licence granted by the SFC to carry on Type 9 regulated activity; (ii) the date on which the SFC suspends the Investment Manager's licence to carry on Type 9 regulated activity; or (iii) the Investment Manager otherwise ceases to be eligible to be an Investment Manager or is prohibited from being an Investment Manager under the Laws and Regulations or when the SFC withdraws its approval of the Investment Manager; or

(b)	when for good and sufficient reason, the directors of the Company state by notice to the Investment Manager in writing that a change in its investment manager is desirable in the interests of the shareholders of the Company.

21.6	Termination of this Agreement shall be without prejudice to the completion of transactions already initiated. Such transactions will be completed by the Investment Manager as soon as practicable.

21.7	Upon termination of this Agreement, the Investment Manager shall promptly deliver to the Company or as shall follow all reasonable instructions of the Company with respect to the Managed Assets and any information, documentation, reports or other materials relating to the Managed Assets or the affairs of the Company or belonging to the Company in its possession or control and shall, if required, provide reasonable assistance to the Company to ensure that an orderly handover of duties and information is completed within three (3) months of termination.

21.8	On termination of this Agreement in accordance with this Clause 21:

(a)	the Investment Manager shall be entitled to receive all fees, costs and expenses accrued up to the date of such termination but shall not be entitled to compensation in respect of such termination; and

(b)	the rights and obligations of the parties under this Agreement shall terminate and be of no future effect, except that Clauses 1, 18, 23, 24 and 36 shall remain in full force and effect.

22.	SOFT DOLLARS AND CASH REBATES

22.1	The Investment Manager may, and the Company acknowledges and agrees that the Investment Manager may, in the provision of its services in respect of the Company under this Agreement receive goods or services (“soft dollars”) from a broker or a dealer in consideration of directing transaction business in respect of the Company to such broker or dealer provided that:

(a)	the goods or services are of demonstrable benefit to the Company;

(b)	the transaction execution is consistent with best execution standards and the brokerage rates paid are not in excess of customary full-service brokerage rates; and

(c)	such acceptance would be in compliance with all applicable laws and requirements of any codes and guidelines issued by the SFO from time to time.

22.2	The goods and services referred to in Clause 22.1 shall not include any goods and services as may be prohibited from time to time by any code or guideline issued by the SFC.

22.3	The Investment Manager may, and the Company acknowledges and agrees that the Investment Manager may, in the provision of its services in respect of the Company under this Agreement receive and retain cash or money rebates from any broker or dealer provided that the brokerage rates paid are not in excess of customary full service brokerage rates.

23.	CONFIDENTIALITY

23.1	The Investment Manager is not obliged to disclose to the Company or, in making any decision or taking any step in connection with the management of the Managed Assets, to take into consideration information either:

(a)	the disclosure of which by it to the Company would or might be a breach of duty or confidence to any other person; or

(b)	which came to the notice of a director, officer, employee or agent of the Investment Manager, but does not come to the actual notice of the individual making the decision or taking the step in question.

23.2	The parties shall at all times respect and protect the confidentiality of information acquired in consequence of this Agreement and, subject to Clause 23.3, shall not disclose or divulge any such information without the written agreement of the other party.

23.3	Nothing in this Agreement shall prevent the disclosure of information by a party:

(a)	to its employees, directors, officers, managers, advisors, auditors, legal or other professional advisers in the proper performance of its duties under this Agreement in which event it shall procure that any such employees, directors, officers, managers, advisors, auditors or legal or other professional advisors are made aware of and comply with the obligations of confidentiality under this Agreement;

(b)	pursuant to any right or obligation to or by which such party may be entitled or bound to disclose information or under compulsion of law or pursuant to the requirements of competent regulatory or other authorities; or

(c)	where the information is in the public domain otherwise than due to a breach of this Clause 23.

23.4	Neither party shall do or commit any act, matter or thing which would or might prejudice or bring into disrepute in any manner the business or reputation of the other party or any director or partner of the other party.

24.	LIMITED RECOURSE

24.1	Notwithstanding any other provision of this Agreement:

(a)	the rights, duties, obligations, liabilities, agreements, representations, undertakings, warranties and all other matters (whether in contract, tort, under statute or otherwise) relating to the Company, acting in respect of the Designated Sub-Fund under this Agreement, are several and relate to the Company acting in respect of the Designated Sub-Fund only and not to the Company acting generally or the Company acting in respect of any other Sub-Fund or the Sub-Funds collectively and shall not be merged, joined or set-off against the Company acting generally or the Company acting in respect of any other Sub-Fund or the Sub-Funds collectively; and

(b)	any authority, power, discretion, consent, action or approval under this Agreement shall relate to the Company acting in respect of the Designated Sub-Fund.

24.2	Notwithstanding any other provision of this Agreement, the Investment Manager acknowledges and agrees that, in relation to any claim it may have against the Company under this Agreement:

(a)	the Investment Manager shall have recourse only to the assets of the Designated Sub-Fund (the “Recourse Assets”);

(b)	the Recourse Assets may be insufficient to meet the Company's obligations to the Investment Manager under this Agreement; and

(c)	the Recourse Assets having been liquidated and the net proceeds having been distributed, the Investment Manager shall not be entitled to take any further steps against the Company to recover any sums due but still unpaid after such distribution and all claims in respect of such sums due but still unpaid shall be extinguished.

24.3	If the Investment Manager enters into any agreement, arrangement, dealing or transaction of any kind with any third party (including, without limitation, third party brokers) as agent of, or otherwise on behalf of the Company in respect of the Designated Sub-Fund, the Investment Manager shall ensure that in any such agreement, arrangement, dealing or transaction the liability of the Company in respect of the Designated Sub-Fund to such third party is limited in terms which are substantially the same as those set out in Clause 24.2.

25.	NO LICENCE OF INTELLECTUAL PROPERTY

25.1	Each party acknowledges for the benefit of the other party that:

(a)	no provision of this Agreement grants it any rights in any intellectual property belonging to or developed by the other party; and

(b)	this Agreement does not constitute a licence in respect of any such intellectual property.

26.	RESERVATION OF RIGHTS

26.1	No consent or waiver in respect of any provision of this Agreement shall be effective unless and until it is agreed in writing duly executed by or on behalf of each party hereto. Any consent or waiver by a party under this Agreement may be given subject to any conditions such party thinks fit and shall be effective only in the instance and for the purpose for which it is given.

26.2	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

26.3	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

26.4	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

27.	NO PARTNERSHIP

27.1	Nothing in this Agreement shall create or be deemed to create any partnership or similar relationship between the parties and/or any other person.

28.	ASSIGNMENT

28.1	This Agreement may not be assigned by either party without the written consent of the other party.

29.	ENTIRE AGREEMENT

29.1	This Agreement constitutes the entire agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

30.	FURTHER ASSURANCE

30.1	Each party shall, at its own expense, promptly execute all documents and take all such actions as any other party may from time to time reasonably request in order to give full force and effect to this Agreement.

31.	AMENDMENTS

31.1	No variation of this Agreement shall be effective unless made in writing and signed by both parties.

31.2	Any amendment, variation or supplement to the Schedules to this Agreement, including but not limited to adding any new Sub-Fund to or removing any Sub-Fund from Schedule 1, shall be effective upon an addendum or a supplemental agreement in respect of such amendment, variation or supplement made in writing and signed by the parties hereto. For the avoidance of doubt, upon removing any Sub-Fund from Schedule 1,

(a)	the Investment Manager will not be entitled to any payment under this Agreement in respect of that Sub-Fund other than for related fees and expenses that have accrued up to the date of removal;

(b)	the Investment Manager shall promptly deliver to the Company or as it shall direct, all books, records, correspondence and documents relating to the affairs of or belonging to that Sub-Fund(s) in its possession or control and shall, if required, provide reasonable assistance to the Company to ensure that an orderly handover of duties and information is completed within three (3) months of removal; and

(c)	such removal shall be without prejudice to the completion of transactions in respect of that Sub-Fund already initiated. Such transactions will be completed by the Investment Manager as soon as practicable.

32.	SEVERABILITY

32.1	If any provision in this Agreement is determined to be illegal, void, invalid or unenforceable under the laws of any jurisdiction:

(a)	such illegal, void or unenforceable provision shall be deemed to be severable from any other provision of this Agreement and shall be treated as having been severed from this Agreement in the relevant jurisdiction but the legality, validity and enforceability of the remainder of this Agreement shall not be affected;

(b)	the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected; and

(c)	the parties shall negotiate in good faith to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so severed.

33.	NOTICES

33.1	Any notice required to be given in accordance with this Agreement shall be in writing and may be delivered by hand or courier, mailed by prepaid mail, faxed or emailed to the address specified in Schedule 3. A party may change any of the details given in Schedule 3 by giving the other parties written notice of the change.

33.2	Notice shall be deemed to have been duly given:

(a)	where delivered by hand, upon receipt;

(b)	where delivered by courier, on such day as delivery is confirmed by the courier;

(c)	where mailed, on the fifth Business Day following the date sent;

(d)	where faxed, on the day on which an error free transmission report is generated by the sender's fax machine; or

(e)	where emailed, on the Business Day on which the recipient receives the email in readable form,

provided that if receipt occurs after 5.00 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9.00 am on the next Business Day.

34.	FORCE MAJEURE

34.1	No party shall be responsible for any failure to perform its duties under this Agreement if such failure is caused by, or directly or indirectly due to, war, enemy action, the act or regulation of any government or other competent authority (including stock exchange or market rates and the suspension oftrading), riot, civil commotion, rebellion, storm, tempest, accident, fire, lock- out, strike, pandemic or other cause whether similar or not beyond the control of the relevant party, provided that the relevant party shall use all reasonable efforts to minimise the effects of the same.

35.	COUNTERPARTS

35.1	This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original and all the counterparts together shall constitute one and the same instrument.

36.	THIRD PARTY RIGHTS

36.1	Subject to Clause 36.2 below, pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong), as amended, modified, re-enacted or replaced, or any law having similar effect, each person specifically indemnified or exculpated under this Agreement who is not a party to this Agreement (“Third Party”) shall be entitled to enforce this Agreement as if it were a party to this Agreement.

36.2	Notwithstanding Clause 36.1 above, the parties hereto may terminate, rescind or agree to any variation, waiver or settlement or extinguish or alter any entitlement or right of any person under this Agreement without obtaining the consent of any other person, including any Third Party.

37.	GOVERNING LAW AND JURISDICTION

37.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong

37.2	Each party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of Hong Kong over any claim or matter arising under or in connection with this Agreement.

EXECUTION

The parties have executed this Agreement on the date stated.

Executed for and on behalf of

Keystone Stable Strategic Income OFC

翹石穩健策略收益開放式基金型公司

acting on behalf of the Designated Sub-Fund(s) listed in Schedule I hereto, by its duly authorised director,

SIU Wing Kin

) ) ) ) ) )	/s/ SIU Wing Kin

Executed for and on behalf of Keystone Capital Limited 翹石資本有限公司 by its duly authorised director, SIU Wing Kin	) ) ) )	/s/ SIU Wing Kin

SCHEDULE 1: DESIGNATED SUB-FUND(S)

1.	Keystone Stable (Multi-Asset) Fund 翹石全方位基金

SCHEDULE 2: FEES PAYABLE TO THE INVESTMENT MANAGER

Keystone Stable Strategic Income OFC

翹石穩健策略收益開放式基金型公司

1.	Management Fee

The Company will pay the Investment Manager a quarterly Management Fee, out of the assets of the Sub-Fund, of 0.7% of the Net Asset Value of each series of the Class A Shares in respect of the Sub-Fund (before deduction ofthat quarter's Management Fee and any accrued performance fees payable (if any)) as at the Valuation Day.

The Management Fee will be calculated and be payable in US Dollar quarterly. If the Investment

Manager is not acting as Investment Manager for an entire quarter, the Management Fee payable for such quarter will be prorated to reflect the portion of such quarter in which the Investment Manager is acting as such.

The Management Fee will be paid to the Investment Manager as soon as reasonably practicable within 5 Business Days after the relevant Valuation Day, or such later date as agreed by the Investment Manager. In the event that the Sub-Fund does not have sufficient cash to pay the Management Fee, the Management Fee will be accrued and all accrued Management Fee will be paid to the Investment Manager as and when the Sub-Fund has sufficient cash.

The Investment Manager may waive, reduce or rebate the Management Fee in its sole discretion.

2.	Performance Fee

Keystone Stable (Multi-Asset) Fund 翹石全方位基金

There will be no performance fee payable in respect of the class A Shares of Keystone Stable (Multi-Asset) Fund 翹石全方位基金.

SCHEDULE 3: ADDRESS FOR SERVICE OF NOTICE

Any notice required to be given in accordance with this Agreement may be delivered

To the Company at:

Keystone Stable Strategic Income OFC 翹石穩健策略收益開放式基金型公司	Email:	chloeleung@kstonecapital.com

	Address:	Flat 02-3A, 19/F., FWD Financial Centre, 308 Des Voeux Road Central, Hong Kong

	Attention:	Board of Directors

To the Investment Manager at:

Keystone Capital Limited 翹石資本有限公司	Email:	chloeleung@kstonecapital.com

	Address:	Flat 02-3A, 19/F., FWD Financial Centre, 308 Des Voeux Road Central, Hong Kong

	Attention:	Board of Directors

SCHEDULE 4: DATA PROTECTION PROVISIONS

1.	INTERPRETATION

In these Data Protection Provisions, unless defined herein or the context otherwise requires, the following words and expressions shall have the meaning as prescribed below:

1.1	DEFINITIONS

Data Processor	bears the meaning set out in the PDPO or other applicable Data Protection Legislation.

Data Protection Legislation

means all applicable laws relating to the

protection of Personal Data including the PDPO and any national implementing laws regulations and secondary legislation, as amended or updated from time to time.

Data Subject	bears the meaning set out in the PDPO or other applicable Data Protection Legislation.

Data User	bears the meaning set out in the PDPO or other applicable Data Protection Legislation.

Personal Data	bears the meaning set out in the PDPO or other applicable Data Protection Legislation.

PDPO	means the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong)

Privacy Commissioner	means the Privacy Commissioner for Personal Data established under section 5(1) of the PDPO.

Processing (and its derivatives)	bears the meaning set out in the PDPO or other applicable Data Protection Legislation.

Reportable Breach	means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Personal Data transmitted, stored or otherwise processed.

2.	DATA PROTECTION

2.1	The parties hereto record their intention that in respect of any Personal Data that may be provided to the Investment Manager by the Company in order for the Investment Manager to perform its obligations under this Agreement, the Company shall be the Data User and the Investment Manager shall be a Data Processor for the purposes of the Data Protection Legislation. Accordingly, the Company represents and warrants that:

2.1.1	all Personal Data provided, or made available, by the Company to the Investment Manager has been lawfully obtained in accordance with applicable Data Protection Legislation, and can be lawfully disclosed to the Investment Manager for the purposes of fulfilling its obligations pursuant to this Agreement; and

2.1.2	the Company has complied with any Data Protection Legislation applicable to the collection and Processing of the Personal Data.

2.2	The Investment Manager is permitted to Process Personal Data only in accordance with the terms of these Data Protection Provisions and the Data Protection Legislation.

2.3	To the extent that Personal Data is Processed by the Investment Manager pursuant to these Data Protection Provisions, the Investment Manager shall:

2.3.1	only Process such Personal Data in accordance with the specific documented instructions given to the Investment Manager by the Company, unless otherwise prevented or required by applicable laws;

2.3.2	ensure that all persons who have access to Personal Data commit to and abide by appropriate obligations of confidentiality, or ensure that such persons are under an appropriate statutory obligation of confidentiality;

2.3.3	take appropriate technical and organisational measures against unauthorised or unlawful Processing of Personal Data and against accidental loss or destruction of, or damage to, the Personal Data;

2.3.4	immediately inform the Company if, in the Investment Manager's opinion, an instruction given by the Company breaches any Data Protection Legislation, any other data protection legislation applicable to the collection and Processing of the Personal Data, or applicable laws;

2.3.5	if it is required by applicable laws to Process or disclose Personal Data for purposes other than those agreed, promptly inform the Company of that legal requirement before Processing the Personal Data, unless such applicable law prohibits the Company from being informed in that regard;

2.3.6	provide reasonable assistance to the Company to enable the Company to comply with:

(a)	the data protection principles set out in schedule 1 to the PDPO; and

(b)	the rights of Data Subjects set out in the PDPO;

2.3.7	save for the disclosure of information which is confidential, commercially sensitive, or privileged, make available to the Company or the Company's auditor acting under its direction, upon reasonable notice and access arrangements, all information requested by the Company to demonstrate compliance by the Investment Manager with the Investment Manager's obligations under this clause which may include data protection audits, assessments, and inspections related to the Investment Manager's data protection procedures and its compliance with this clause; and

2.3.8	notify the Company as soon as the Investment Manager becomes aware of a Reportable Breach and provide the Company with assistance in responding to and mitigating such Reportable Breach, including any assistance with drafting a notification (if any) to be made by the Company to the affected Data Subjects and/or the Privacy Commissioner.

2.4	Upon termination of this Agreement, any Personal Data shall, at the Company's option, be destroyed or returned to the Company, unless applicable laws prevent the return or deletion of such Personal Data.

2.5	The Investment Manager may not share the Personal Data or in any way transfer it to a third party without the written authorisation of the Company and, in the event that such authorisation is granted by the Company, the Investment Manager shall:

(a)	remain liable for the Processing of the Personal Data by any third party to whom the Personal Data is transferred; and

(b)	procure and ensure that all third parties to whom the Personal Data is transferred are bound by a written agreement which shall contain the same or equivalent obligations with respect to data processing as are imposed on the Investment Manager under these Data Protection Provisions.

2.6	The Investment Manager will not transfer Personal Data to a country outside of Hong Kong unless either:

(a)	such transfer is permitted by the PDPO on grounds other than consent; or

(b)	the Company has confirmed that it has obtained the explicit consent of all relevant Data Subjects to such a transfer and that it itself consents to such a transfer.

In any event, the Investment Manager shall always notify the Company of any intention to transfer Personal Data outside of Hong Kong and provide details of the grounds for the transfer and relevant safeguards in place.

2.7	The Investment Manager shall be liable in respect of any breach of its obligations under these Data Protection Provisions and/or the PDPO or any other data protection legislation applicable to the collection and processing of the Personal Data other than where such breach is caused by or results from an act or omission by the Company, and the Investment Manager shall fully and effectively indemnify the Company in respect of any claim brought by a Data Subject, the Privacy Commissioner, and/or any competent authority or body arising from any action or omission by the Investment Manager with respect to the Processing of Data Subjects‘ Personal Data, other than to the extent that such action or omission resulted from compliance with the Company's instructions.